                                                          Page 16 of 27 pages

                                    EXHIBIT 4

                                 PROMISSORY NOTE

                                                      Date: September 21, 1999

        The undersigned, the Company, Timtech Co., Ltd. ("Debtor"), accepted and received an unsecured loan from Xanbase Investment Co., Ltd. in the principal amount of U.S. $ six million three hundred thousand dollars ($6,300,000) ("Principal") and promises to pay to Xanbase Investment Co., Ltd. the Principal in a single lump sum payment together with accrued interest thereon calculated from time to time at the rate of the lesser of
(i) eight and one half percents (8.5%) per annum or (ii) the maximum rate of interest permitted by applicable law for loans of this type. In the event of an interest rate change under this Promissory Note, the interest payable following such rate change shall be recalculated on the basis of the then outstanding unpaid principal balance and the new interest rate. Any prepayment shall be applied first to pay accrued interest and then to reduce the principal balance under this note. Payment in full is due and payable thirty-six (36) months after the date first set forth above. Other than the terms stated herein, this loan is made with no other conditions or obligations imposed on the Debtor.

        Notwithstanding anything to the contrary set forth in this Promissory Note, this Promissory Note shall be non-negotiable.

        Debtor may at any time prepay without penalty all or any portion of the amounts owing hereunder.

        All payments shall be in lawful money of the United States of America. The rights and duties of the parties hereunder shall be interpreted and construed pursuant to and in accordance with the laws of Taiwan, R.O.C. without regard to the conflict of laws provision thereof.


                                       Loan Received By:


                                                  /s/ Tim Chen
                                       ------------------------------------
                                                     Tim Chen
                                       ------------------------------------
                                                Timtech Co., Ltd.